UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 3, 2016

ACHAOGEN, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36323	68-0533693
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

7000 Shoreline Court, Suite 371
South San Francisco, CA 94080
(Address of principal executive offices, including Zip Code)
Registrant’s telephone number, including area code: (650) 800-3636

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On June 3, 2016, Achaogen, Inc. (the “Company”) announced that the Company entered into an offer letter (the “Offer Letter”) dated May 3, 2016 with Tobin Schilke, age 41, in connection with the commencement of his employment with the Company as Chief Financial Officer (including as the Company’s Principal Financial Officer and Principal Accounting Officer), effective as of July 5, 2016 (the “Start Date”). Since 2003, Mr. Schilke has served in roles of increasing responsibility at the Roche Group (including Genentech Inc., a member of the Roche Group), a pharmaceutical company, including serving as Chief Financial Officer and Company Director of Roche Products Limited in the United Kingdom since August 2014 and serving as Director of Genentech’s Commercial Finance BioOncology Business Unit from September 2012 to August 2014. Mr. Schilke holds a B.S. from Lafayette College, a M.S. from the University of California, Berkeley and an M.B.A. from Cornell University’s Johnson Graduate School of Management.
Pursuant to the terms of the Offer Letter, Mr. Schilke will receive an annual base salary of $315,000. Mr. Schilke is also eligible to receive a discretionary cash bonus for the fiscal year ending December 31, 2016, targeted at 35% of his annual base salary (pro-rated from the Start Date through the end of the 2016 fiscal year), with the payment amount based upon performance as determined by the Company. Under the Offer Letter, the Company will pay Mr. Schilke a $35,000 sign-on bonus within the first 30 days of employment, which is subject to repayment in full if he voluntarily leaves the Company within his first year of employment. Mr. Schilke will also be reimbursed for certain relocation expenses up to $60,000.
Additionally, pursuant to the Offer Letter, the Company has agreed, subject to approval by the Company’s Board of Directors, that Mr. Schilke will be granted the following equity awards:

•
An option to purchase 100,000 shares of the Company’s common stock (the “Time-Based Option”) with an exercise price equal to the closing price of the Company’s common stock on the date of grant. One-fourth of the shares subject to the Time-Based Option will vest on the first anniversary of the Start Date and 1/48th of the shares will vest on each monthly anniversary thereafter, subject to Mr. Schilke continuing to provide services to the Company through each such vesting date.

•
An option to purchase 26,000 shares of the Company’s common stock (the “Performance-Based Option”) with an exercise price equal to the closing price of the Company’s common stock on the date of grant. The shares subject to Mr. Schilke’s Performance-Based Option will vest on the 30th consecutive date that closing trading price of the Company’s common stock first reaches or exceeds $12.00 (with respect to 40% of the shares subject to the option), $25.00 (with respect to 40% of the share subject to the option) and $55.00 (with respect to 20% of the shares subject to the option), subject to Mr. Schilke continuing to provide services to the Company through each such vesting date.

•
21,500 restricted stock units, for which one-fourth of such units will vest on each of the first four anniversaries of the vesting commencement date, subject to Mr. Schilke continuing to provide services to the Company through each such vesting date.

•
5,500 restricted stock units, which will vest on the 30th consecutive date that closing trading price of the Company’s common stock first reaches or exceeds $12.00 (with respect to 40% of the restricted stock units), $25.00 (with respect to 40% of the restricted stock units) and $55.00 (with respect to 20% of the restricted stock units), subject to Mr. Schilke continuing to provide services to the Company through each such vesting date.

The equity awards described above will be granted under either the Company’s 2014 Equity Incentive Award Plan or the Company’s 2014 Employment Commencement Incentive Plan and the Time-Based Option and the Performance-Based Options will terminate 10 years from the date of grant.
Mr. Schilke will also be eligible to enter into the Company’s form of Change in Control Severance Agreement and Indemnification Agreement, each in the forms previously approved by the Company’s Board of Directors, and to participate in the Company’s employee benefit plans, policies and arrangements applicable to other executive officers generally.

The foregoing description of the material terms of the Offer Letter is qualified in its entirety by the terms of the Offer Letter, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q. The Company is filing this Current Report on Form 8-K in reliance upon the instruction to Item 5.02(c) of Form 8-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 3, 2016	ACHAOGEN, INC.
	By:	/s/ Kenneth J. Hillan
Kenneth J. Hillan, M.B., Ch.B.
President and Chief Executive Officer